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                                                          Exhibit 10(a)


INDEPENDENT AUDITORS' CONSENT

Mercury U.S. Large Cap Fund of Mercury Funds, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-66481 of our reports dated July 6, 2000 appearing in the Annual Report of Mercury U.S. Large Cap Fund (the "Fund") of Mercury Funds, Inc. (formerly Mercury Asset Management Funds, Inc.) for the year ended May 31, 2000 covering both the Fund and Mercury Master U.S. Large Cap Portfolio, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
September 12, 2000